Exhibit (d)(1)


                     RULE 13E-3 TRANSACTION STATEMENT
  (Pursuant to Section 13(e) of the Securities Exchange Act of 1934 and
               Rule 13e-3  (Section  240.13e-3) thereunder)


                  CABLEVISION INVESTMENT OF DETROIT, INC.
                           (Name of the Issuer)



                    COMCAST CABLEVISION OF TAYLOR, INC.
                            CID TRANSACTION CO.
                   (Name of Person(s) Filing Statement)



Common Stock, Par Value $.01 Per Share                12686100
(Title of Class of Securities)           (CUSIP Number of Class of Securities)




THIS TRANSACTION STATEMENT RELATES TO THE SHORT FORM MERGER OF CID TRANSACTION CO., THE HOLDER OF APPROXIMATELY 96.5% OF THE COMMON STOCK OF CABLEVISION INVESTMENT OF DETROIT, INC. (THE "COMPANY") WITH AND INTO THE COMPANY (THE "MERGER"). THE EFFECTIVE DATE OF THE MERGER WILL BE ON OR ABOUT ___________, 1996 UNLESS SUCH DATE IS EXTENDED. EACH SHARE OF COMMON STOCK OF THE COMPANY HELD OF RECORD BY PUBLIC SHAREHOLDERS IMMEDIATELY PRIOR TO THE EFFECTIVE DATE WILL BE CONVERTED INTO THE RIGHT TO RECEIVE $27.54, WITHOUT INTEREST (THE "MERGER CONSIDERATION"). FOLLOWING THE EFFECTIVE DATE, THERE WILL BE NO ACTIVE MARKET FOR THE SHARES AND HOLDERS SHALL CEASE TO HAVE THE RIGHTS OF A SHAREHOLDER OF THE COMPANY. FOR A FURTHER DESCRIPTION OF THE MERGER AND RELATED EVENTS, PLEASE REVIEW THIS TRANSACTION STATEMENT.


THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR
    MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE
                           CONTRARY IS UNLAWFUL.

                    __________________________________


________________, 1996